Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

          We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-132831, of Sunwin International Neutraceuticals, Inc. and the related prospectuses of our audit report dated July 15, 2008 with respect to the consolidated balance sheet at April 30, 2008 and the consolidated statements of operations, shareholders’ equity and cash flows of Sunwin International Neutraceuticals, Inc. and its subsidiaries for the year ended April 30, 2008 appearing in the Form 10-K for the year ended April 30, 2008.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
July 15‚ 2008